Exhibit 99.2

First BanCorp Enters into Agreement to Purchase FirstBank-branded Credit Card Portfolio of Approximately $400 Million

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--May 7, 2012--First BanCorp (the “Corporation”) (NYSE:FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), today announced that FirstBank has signed a definitive agreement with FIA Card Services, N.A. to acquire the FirstBank-branded credit card portfolio of approximately $400 million. The portfolio consists of approximately 150,000 active credit card relationships.

“This acquisition diversifies our revenue stream and the composition of our loan portfolio. In addition, it provides significant opportunity to broaden and deepen our relationship with our customers and it accelerates our cross sell targets. The transaction strengthens our franchise value and will contribute to our objective to return the Corporation to profitability,” said Aurelio Alemán, President and Chief Executive Officer of First BanCorp.

The closing of the transaction is subject to the conditions set forth in the definitive agreement. FirstBank expects the transaction to close during the second quarter of 2012.

Upon closing of the transaction, customers will experience minimal impact since FIA Card Services, N.A. will continue to service the accounts under an interim servicing agreement into 2013.

About First BanCorp

First BanCorp is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the Virgin Islands and Florida, and of FirstBank Insurance Agency. First BanCorp and FirstBank Puerto Rico operate within U.S. banking laws and regulations. The Corporation operates a total of 161 branches, stand-alone offices and in-branch service centers throughout Puerto Rico, the U.S. and British Virgin Islands, and Florida. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Corp., a small loan company; FirstBank Puerto Rico Securities, a broker-dealer subsidiary; First Management of Puerto Rico; and FirstMortgage, Inc., a mortgage origination company. In the U.S. Virgin Islands, FirstBank operates First Express, a small loan company. First BanCorp’s common shares trade on the New York Stock Exchange under the symbol FBP. Additional information about First BanCorp may be found at www.firstbankpr.com.

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic performance. The words or phrases “expect,” “anticipate,” “look forward,” “should,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbor created by such section. The Corporation wishes to caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and to advise readers that various factors, including, but not limited to, uncertainty about whether the Corporation will be able to fully comply with the written agreement dated June 3, 2010 that the Corporation entered into with the Federal Reserve Bank of New York (“FED”) and the order dated June 2, 2010 (the “Order”) that FirstBank Puerto Rico entered into with the FDIC and the Office of the Commissioner of Financial Institutions of Puerto Rico that, among other things, require FirstBank to maintain certain capital levels and reduce its special mention, classified, delinquent and non-performing assets; uncertainty as to the availability of certain funding sources, such as retail brokered CDs; the Corporation’s reliance on brokered CDs and its ability to obtain, on a periodic basis, approval from the FDIC to issue brokered CDs to fund operations and provide liquidity in accordance with the terms of the Order; the risk of not being able to fulfill the Corporation’s cash obligations or resume paying dividends to its stockholders in the future due to its inability to receive approval from the FED to receive dividends from FirstBank Puerto Rico; the risk of being subject to possible additional regulatory actions; the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and their impact on the credit quality of the Corporation’s loans and other assets, including the Corporation’s construction and commercial real estate loan portfolios, which have contributed and may continue to contribute to, among other things, the high levels of non-performing assets, charge-offs and the provision expense and may subject the Corporation to further risk from loan defaults and foreclosures; adverse changes in general economic conditions in the United States and in Puerto Rico, including the interest rate scenario, market liquidity, housing absorption rates, real estate prices and disruptions in the U.S. capital markets, which may reduce interest margins, impact funding sources and affect demand for all of the Corporation’s products and services and the value of the Corporation’s assets; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; a decrease in demand for the Corporation’s products and services and lower revenue and earnings because of the continued recession in Puerto Rico and the current fiscal problems and budget deficit of the Puerto Rico government; uncertainty about regulatory and legislative changes for financial services companies in Puerto Rico, the United States and the U.S. and British Virgin Islands, which could affect the Corporation’s financial performance and could cause the Corporation’s actual results for future periods to differ materially from prior results and anticipated or projected results; uncertainty about the effectiveness of the various actions undertaken to stimulate the United States economy and stabilize the United States’ financial markets, and the impact such actions may have on the Corporation's business, financial condition and results of operations; changes in the fiscal and monetary policies and regulations of the federal government, including those determined by the Federal Reserve System, the FDIC, government-sponsored housing agencies and local regulators in Puerto Rico and the U.S. and British Virgin Islands; the risk of possible failure or circumvention of controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the risk that the FDIC may further increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an additional increase in the Corporation’s non-interest expense; risks of not being able to recover the assets pledged to Lehman Brothers Special Financing, Inc.; the impact to the Corporation’s results of operations and financial condition associated with acquisitions and dispositions; a need to recognize additional impairments on financial instruments or goodwill relating to acquisitions; risks that further downgrades in the credit ratings of the Corporation’s long-term senior debt will adversely affect the Corporation’s ability to make future borrowings; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act on the Corporation’s businesses, business practices and cost of operations; and general competitive factors and industry consolidation. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by the federal securities laws.

CONTACT:
First BanCorp
Sara Alvarez, 787-729-8041
Vice President, Corporate Affairs Office
sara.alvarez@firstbankpr.com